Contact:   Brad Morris                              News Release
           (913) 441-2466                           OTC: AVFID


FOR IMMEDIATE RELEASE


                        ADVANCED FINANCIAL, INC. ACQUIRES
                            CANNON FINANCIAL COMPANY

Shawnee, Kansas, February 22, 1999--- Advanced Financial, Inc. ("AVFI" or the "Company") announced today that it had acquired 100% of the outstanding stock of Cannon Financial Company ("CFC"), Kansas City, Missouri, from the shareholders of CFC in exchange for stock of AVFI.

On February 19, 1999, AVFI completed the acquisition of CFC by exchanging 1,500,000 shares of AVFI Common Stock for all of the outstanding shares of CFC subject to adjustment as described below. Pursuant to the Agreement between AVFI and the CFC shareholders, all 1,500,000 shares are to be held in escrow until a financial audit of CFC is completed. If the audit shows that CFC's shareholders equity is $600,000 or greater, the 1,500,000 shares shall be considered issued. If CFC's shareholders equity is less than $600,000 but greater than $500,000, two shares shall be returned to AVFI, for every $1 by which CFC's shareholders equity is less than $600,000. In addition, if CFC's shareholder equity is less than $500,000, an additional three shares shall be returned to AVFI for each $0.50 by which CFC's shareholders equity is less than $500,000. The audit is to be completed within the next 60 days.

CFC is involved in the management and collection of non-performing receivables. CFC was formed in July 1998, and acquired the collection operations of a Kansas City, Missouri law firm. The collection operations acquired by CFC had been in existence for more than 30 years and only collected receivables on a contingency basis. CFC's business plan upon acquiring the collection operations was to use the existing contingency collection operations as a foundation to acquire charged off credit card debt and collect such debt for its own account.

The Company also entered into a Consulting Agreement, and covenant not to compete, with one of CFC's shareholders, Sequoia Company ("Sequoia"). Sequoia was the initial shareholder and founder of CFC. Sequoia will continue to work with the Company and provide advice with respect to profit-making opportunities in the general credit collection business. This shall include pursuing the potential acquisitions of other similar companies, and the analysis and purchase of charge off credit card debt from third parties. The consulting agreement is for a term of 5 years with fees of $11,500, to be paid monthly.

AVFI's management believes that the strategy of acquiring credit card debt and collecting it for AVFI's own account has substantial growth opportunity. The credit-card industry has experienced significant growth, and outstanding balances are expected to reach $783 billion by 2000, per industry reports, up from $560 billion in 1997 and $238 billion in 1990. Of the outstanding balances, credit card charge off's, per industry reports, are expected to reach $38.8 billion by 2000, up from $31.3 billion in 1997 and $9.1 billion 1990. These non-performing assets can be purchased at prices ranging from less than 2 cents to 10 cents on the dollar, with potential collections of 15 to 30 cents. To date, CFC has purchased approximately $950,000 of credit card receivables, and is attempting to collect on a contingency basis an additional $13,000,000, for which it receives approximately 30% of the amounts it collects.

AVFI, and its now wholly owned subsidiary CFC, plan to grow through the acquisition of additional portfolios of charged off credit card debt to be collected for AVFI's own account. To accomplish this AVFI has entered into a financing agreement for $875,000, with its principal shareholder First Mortgage Investment Co. ("FMIC"), see the Company's February 22, 1999 news release, Advanced Financial, Inc. Receives $875,000 Line of Credit.

Some of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results may differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Some important factors that could cause the actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the future size of the credit card industry, the ability of the Company to acquire additional portfolios on reasonable terms; the ability of the Company to successfully collect on the charged-off debt that it acquires; competition; and general international and domestic economic conditions. Other factors not identified herein could also have such an effect. Investors are cautioned that all forward-looking statements involve risk and uncertainty.